Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form F-4 of Otonomo Technologies Ltd. of our report dated March 11, 2021, with respect to our audit of the financial statements of Software Acquisition Group Inc. II as of December 31, 2020 and for the period from June 16, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

March 11, 2021